UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023

CONN’S INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd., Suite 800
The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

(936) 230-5899

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CONN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Investment Agreement

On December 18, 2023, Conn’s, Inc. (the “Company”) entered into an investment agreement (the “Investment Agreement”), among the Company, Franchise Group Newco BHF, LLC (“Newco BHF”), W.S. Badcock LLC (“Badcock”), Freedom VCM Interco Holdings, Inc. (“FVCM”) and Franchise Group, Inc. (“FGI”). Pursuant to the Investment Agreement, Newco BHF contributed to the Company all of the issued and outstanding equity interests of Badcock and FVCM agreed to contribute residual interests in certain receivables currently held by B. Riley Receivables II, LLC (“BRR2”) to Badcock upon the satisfaction of certain indebtedness of BRR2 in the future. In exchange for the contributions, the Company issued to: (a) Newco BHF 656,847.95 shares of Preferred Stock (as defined below); and (b) FVCM 343,152.05 shares of Preferred Stock. The Preferred Stock, subject to the terms set forth in the Certificate of Designation and approval by the stockholders of the Company, is convertible into an aggregate of 24,540,295 shares of Non-Voting Common Stock, which represents 49.99% of the issued and outstanding shares of common stock, par value $0.01 of the Company (“Common Stock”), outstanding immediately following the closing after giving effect to the issuance of the Preferred Stock and assuming the conversion of the Preferred Stock into Non-Voting Common Stock. The closing of the contributions and the issuance of the Preferred Stock occurred simultaneously with the signing of the Investment Agreement.

Pursuant to the Investment Agreement, the Company has agreed to hold a stockholder’s meeting (the “Special Meeting”) to submit the following matters to its stockholders for their consideration: (a) the approval of an amendment to the Company’s certificate of incorporation (the “Charter Amendment”) to create a new class of non-voting common stock of the Company, par value $0.01 per share (“Non-Voting Common Stock”); and (b) the conversion of the Preferred Stock issued to Newco BHF and to FVCM pursuant to the Investment Agreement into shares of new authorized and issued Non-Voting Common Stock (the “Conversion Amendment”).

The Investment Agreement contains customary representations, warranties and covenants of the Company, Newco BHF, Badcock, FVCM and FGI.

Certificate of Designation

On December 18, 2023, the Company filed a Certificate of Designations of Nonvoting Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with the transactions contemplated by the Investment Agreement referenced in this Item 1.01 above. The Certificate of Designation provides for the designation of shares of the Company’s Nonvoting Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Ranking and Dividend

The Preferred Stock ranks senior to the Common Stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Holders of Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal to, on an as if converted to Common Stock basis, and in the same form as dividends actually paid on shares of Common Stock. In addition, following the date that is six months following the receipt by the Company of the audited financial statements of Badcock, holders of Preferred Stock will receive dividends accruing daily on the basis of 12 30-day months and a 360-day year, at a rate of 8% per annum (the “Dividend Rate”); provided that following each dividend payment date, as described below, the Dividend Rate will increase 200 basis points, subject to a maximum Dividend Rate of 16% per annum; provided, further, that the Dividend Rate will automatically be increase to 16% per annum for such period that an event of default remains in effect (the “Preferred Dividends”). The Preferred Dividends will be cumulative and will be paid quarterly in arrears on the last day of March, June, September and December in each year and if nor paid on such date will compound and be added to the original issuance value.

Conversion

Effective immediately upon the receipt of stockholder approval, all Preferred Stock will automatically be converted into a number of shares of Non-Voting Common Stock as set forth in the Certificate of Designation. Upon such conversion, all shares of Preferred Stock will no longer be outstanding and holders of Preferred Stock will have no rights with respect to the Preferred Stock other than the right to receive the shares of Non-Voting Common Stock.

Voting

Except as otherwise required by law, the Preferred Stock does not have voting rights. As long as shares of Preferred Stock are outstanding, the Company will not, without the consent of the holders of Preferred Stock representing a majority of the shares of Preferred Stock: (a) amend the Company’s certificate of incorporation or the Company’s bylaws, if such amendment would materially and adversely affect the rights, preferences or privileges of the Preferred Stock as compared to the rights of other equity securities of the Company; (b) authorize, create or issue, or obligate the Company to authorize, create or issue, any senior stock; (c) amend or waive any provision of the Certificate of Designation applicable to the holders of Preferred Stock or the Preferred Stock; (d) grant registration rights on terms more favorable than the registration rights granted in the Registration Rights Agreement; or (e) effect the occurrence of a bankruptcy proceeding or the delisting of the Common Stock.

Optional Redemption

At any time on or after the first anniversary of May 22, 2027, upon the election of the holders of a majority of the Preferred Stock, the Company will redeem each share of Preferred Stock and will pay the holders of Preferred Stock an amount in cash per share as set forth in the Certificate of Designation.

Voting Agreements

On December 18, 2023, the Company, Newco BHF, FVCM and certain stockholders of the Company (the “Stockholders”) parties thereto entered into voting agreements (the “Voting Agreements”). Under the Voting Agreements, the Stockholders agreed to vote their respective shares of Common Stock at the Special Meeting : (a) in favor of any proposal to approve the Conversion Amendment and the Charter Amendment (collectively, the “Relevant Matters”); (b) in favor of any proposal to postpone or adjourn a meeting at which there is a proposal for stockholders of the Company to approve the Relevant Matters to a later date if there are not sufficient votes to approve the Relevant Matters or if there are not sufficient shares of Common Stock present in person or represented by proxy at such meeting to constitute a quorum, in each case, so long as such postponement or adjournment is effected in accordance with the terms of the Investment Agreement; and (c) against any agreement, transaction or other matter that is intended to, would or would reasonably be expected to (i) impede, postpone, materially adversely affect or interfere with the Relevant Matters or otherwise obtaining the stockholder approval, or (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Investment Agreement, the Certificate of Designation, the Registration Rights Agreement or the investor rights agreement or of such Stockholder under the Voting Agreement. In total, the Stockholders that signed the Voting Agreements hold shares of Common Stock representing approximately 43% of the Company’s outstanding voting power as of December 18, 2023.

Investor Rights Agreements

FRG Investor Rights Agreement

On December 18, 2023, the Company, Newco BHF and FVCM entered into an investor rights agreement (the “FRG Investor Rights Agreement”). Pursuant to the FRG Investor Rights Agreement, for so long as Newco BHF and FVCM (together with their respective permitted assignees, the “FRG Investors”) continue to hold at least 20% of the Senior Preferred Stock or Non-Voting Common Stock received upon conversion of the Senior Preferred Stock issued at the closing of the Investment Agreement, the FRG Investors will have the right to designate one representative, subject to the consent of the Company, who will be invited to attend all meetings of the Board of Directors of the Company or any committee thereof in a non-voting observer capacity.

The FRG Investor Rights Agreement provides that until the second anniversary of the date of the FRG Investor Rights Agreement, the FRG Investors will not, without approval of the Board, transfer any equity securities of the Company, subject to certain exceptions.

For a period commencing on the date of the FRG Investor Rights Agreement and ending on the earlier of: (a) the occurrence of a specified termination event; and (b) three years from the date of the FRG Investor Rights Agreement (the earlier of (a) and (b), the “FRG Expiration Date”); without the prior written approval of the Company, the FRG Investors will not, and will not permit their respective affiliates, to acquire or purchase any equity securities of the Company other than: (1) acquisitions or purchases of such equity securities upon the conversion or exchange of any other equity securities that are issued pursuant to the Investment Agreement; (2) acquisitions or purchase of equity securities from the Company; (3) acquisitions or purchases of equity securities in a transfer permitted under the FRG Investor Rights Agreement; or (4) acquisitions or purchases in connection with the exercise of any remedies in its capacity as a lender to the Company or any of the Company’s subsidiaries.

Under the FRG Investor Rights Agreement, until the FRG Expiration Date, the FRG Investors will not, and will not permit any of their respective affiliates, to: (a) make, initiate, solicit or submit a proposal for, or offer of, any merger, consolidation, business combination, tender or exchange of or for a material portion of the assets, properties or businesses of the Company or any subsidiary of the Company or any of the FRG Investors equity securities of the Company; (b) make or in any way participate in any solicitation of proxies as a participant in any director election contest; (c) propose any matter for submission to a vote of the Company’s stockholders or call or seek to call a meeting of the Company’s stockholders; (d) grant proxies with respect to any voting securities of the Company to any person or deposit any voting securities of the Company in a voting trust or enter into any other agreement with respect to the voting thereof, other than as recommended by the Board, including in any proxy solicitation distributed by the Company; (e) form or join any group with respect to any voting securities of the Company with person; or (f) take any action, alone or in concert with other person, to remove or oppose the election of any directors of the Company or to seek to change the size or composition of the Board.

Pursuant to the FRG Investor Rights Agreement, each FRG Investor will have preemptive rights with respect to any issuance of any equity securities of the Company that are issued after the date of the FRG Investor Rights Agreement, subject to certain exceptions.

Furthermore, under the FRG Investor Rights Agreement, the Company will permit (a) any holder of Preferred Stock and (b) the FRG Investors for so long as any FRG Investor beneficially own shares of Common Stock, in the aggregate, in excess of 10% of Common Stock (on an as-converted basis), upon reasonable request, to have access to the books and records of the Company and the Company’s subsidiaries.

If an event of default under the Certificate of Designation occurs while any of the shares of Preferred Stock are outstanding, without limiting the other rights or remedies of holders of Preferred Stock, the holders of at least a majority of the Preferred Stock then outstanding may elect, by written notice to the Company, to compel the Company to initiate a process to consummate a transaction (the form of which would be determined by the Company), in good faith, the net proceeds of which will be used to redeem the Preferred Stock in full at a price equal to that payable upon a Mandatory Redemption. If the Company fails to consummate a transaction within 12 months of receipt of written notice by holders of a majority of the Preferred Stock then outstanding or fails to redeem the Preferred Stock in full, then the holders of a majority of the Preferred Stock then outstanding will have the right to direct such transaction process and appoint a majority of the directors of the Board.

Registration Rights Agreement

On December 18, 2023, the Company, Newco BHF and FVCM entered into a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to use its reasonable best efforts to file and make effective immediately following the Special Meeting a resale registration statement covering the registrable securities described thereunder (to be effective no later than April 16, 2024).

At any time that a shelf registration statement is effective, the holders of registrable securities may on up to three occasions require the company to undertake an underwritten offering if the expected gross proceeds exceed $10.0 million. The Company is not obligated to effect more than two underwritten offerings during any 12 month period.

Amendment to Revolving Credit Facility

On December 18, 2023, the Company entered into an Amendment No. 3 (the “Revolving Credit Agreement Amendment”) to the Fifth Amended and Restated Loan and Security Agreement, dated as of March 29, 2021 (the “Revolving Credit Agreement”), by and among the Company, as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as existing borrowers (the “Existing Borrowers”), and substantially concurrently with the closing of the Revolving Credit Agreement Amendment, Badcock, pursuant to a joinder, as new borrower (“New Borrower”, and together with the Existing Borrowers, collectively, “Borrowers”), certain banks and financial institutions named therein, as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. The Revolving Credit Agreement Amendment, among other things: (a) consents to the consummation of the transactions contemplated by the Investment Agreement; (b) extends the maturity date of the Revolving Credit Agreement to December 18, 2026; (c) provides for certain adjustments to the representations, warranties and covenants to incorporate the New Borrower into the Revolving Credit Agreement; (d) increases the existing interest rate margins by 0.50%, resulting in possible interest rate margins between (i) 3.00% and 3.75% for SOFR Rate Loans and (ii) 2.00% and 2.75% for Base Rate Loans, in each case based on the total net leverage ratio; (e) extends the termination date of the covenant relief period, which removes testing of the interest coverage covenant, to April 30, 2025; (f) provides for certain amendments to the borrowing base, including (i) modifying the inventory advance rate by removing the cap of 33.3% of revolving commitments and (ii) modifying the contract advance rate to equal the lesser of (x) 80% of net eligible contract payments and (y) 80% of the net fair market value of the owned contract portfolio; (g) provides for increased reporting requirements; (h) amends the minimum excess availability covenant to require, at all times during the term of the Revolving Credit Agreement, availability under the revolver of no less than the greater of (i) 17.5% of the borrowing base and (ii) $100,000,000; (i) replaces the minimum liquidity covenant with a springing, minimum fixed charge coverage ratio of 1.00:1.00, which shall only be tested to the extent availability under the Revolving Credit Agreement is less than 20% of the borrowing base, and testing of such covenant shall continue until the occurrence of the first fiscal-quarter end where availability as of such date has been in excess of 20% of the borrowing base for 30 consecutive days; (j) added a minimum EBITDA financial covenant; and (k) increased the cap on revolver borrowings at any one time outstanding to $400,000,000, with step downs thereafter to $300,000,000.

Term Loan and Security Agreement

On December 18, 2023, the Company, as parent and guarantor, and the Borrowers, entered into a second-lien term loan and security agreement (the “Term Loan”) with BRF Finance Co., LLC, as administrative agent and collateral agent, and the financial institutions party thereto, as lenders. The Term Loan provides for an aggregate commitment of $108.0 million to the Borrowers pursuant to a secured term loan credit facility maturing on February 20, 2027, which was fully drawn on December 18, 2023. Outstanding loans under the Term Loan will bear interest at an aggregate rate per annum equal to the Term SOFR Rate (as defined in the Term Loan), subject to a 4.80% floor, plus a margin of 8.00%. The obligations of the Borrowers under the Term Loan are guaranteed by the Company and certain of the Borrowers’ subsidiaries. The Borrowers are required to make quarterly scheduled amortization payments of the Term Loan prior to the maturity thereof in an amount equal to $1.35 million. The Term Loan is secured by liens (subject, in the case of priority, to the liens under the Revolving Credit Agreement) on substantially all of the assets of the Borrowers and their subsidiaries, subject to customary exceptions.

Proceeds from borrowings made under the Term Loan may be used by the Borrowers for, among other things: (i) payment of fees and expenses associated with the closing of the Term Loan; (ii) repayment in full of the Company’s existing second-lien term loan facility with Pathlight Capital LP and all fees and expenses associated therewith; and (iii) working capital and other lawful corporate purposes of the Borrowers and their subsidiaries in accordance with the Term Loan.

The Borrowers may elect to prepay all or any portion of the amounts owed under the Term Loan, without a premium or penalty. The Borrowers are required to make mandatory prepayments of amounts owed under the Term Loan in an amount equal to 100% of the proceeds received as a result of any of the following events, subject to certain adjustments: (i) the issuance of any equity securities by the Company that the Company contributes as additional common equity contributions to any Borrower; and (ii) the receipt by the Company, the Borrowers or any of their affiliates of any portion of the CARES Act Tax Refund Proceeds (as defined in the Term Loan), subject to a cap. Voluntary and mandatory prepayments will be applied to the remaining scheduled installments of principal due in respect of the Term Loan in the inverse order of maturity.

The Term Loan contains customary covenants regarding the Borrowers and their subsidiaries that are generally based upon and are comparable to those contained in the Revolving Credit Agreement including, without limitation: financial covenants, such as the maintenance of a minimum interest coverage ratio, subject to a covenant relief period through the fiscal quarter ending April 30, 2025, a maximum leverage ratio, a minimum excess availability covenant and a springing, minimum fixed charge coverage ratio; and negative covenants, such as limitations on indebtedness, liens, mergers, asset transfers, certain investing activities and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Term Loan also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, and change of control.

Amendment to Delayed Draw Term Loan Facility

On December 18, 2023, the Company, entered into an Amendment No. 1 (the “DDTL Amendment”) to Delayed Draw Term Loan and Security Agreement, dated as of July 31, 2023 (the “Term Loan Agreement”), by and among the Company, as parent and guarantor, the Existing Borrowers and substantially concurrently with the closing of the DDTL Amendment, Badcock, pursuant to a joinder, as new borrower, Stephens Investments Holdings LLC (“Stephens Investments”) and Stephens Group, LLC and the other lenders party thereto from time to time, and Stephens Investments, as administrative agent. The DDTL Amendment, among other things: (a) consents to the consummation of the transactions contemplated by the Investment Agreement; (b) extends the maturity date of the Term Loan Agreement to May 22, 2027; (c) provides for certain adjustments to the representations, warranties and covenants to incorporate the New Borrower into the Term Loan Agreement; (d) added a minimum EBITDA financial covenant; and (e) provides for the ability of Borrowers to prepay all or any portion of the amounts owed under the Term Loan Agreement, without a premium or penalty, subject to certain conditions, including demonstrating a trailing twelve-month EBITDA (on a pro forma basis) of the Company and its subsidiaries of no less than $185,000,000 and a trailing six-month liquidity (on a pro forma basis) of the Company and its subsidiaries of no less than $100,000,000. In addition, the DDT Amendment (i) obligates the Company to solicit stockholder approval to issue the maximum amount of Non-Voting Common Stock upon exercise of the maximum number of warrants thereunder, (ii) if stockholder approval is received, obligates the Company to issue warrants under the Term Loan Agreement exercisable for Non-Voting Common Stock and (iii) if stockholder approval is received, clarifies that the provision of the Term Loan Agreement limiting the number of shares underlying warrants issued thereunder to no more than 19.99% of the outstanding shares of Common Stock issued and outstanding as of the date of the Term Loan Agreement does not apply to limit the number of shares of Non-Voting Common Stock issuable upon exercise of warrants.

Bob L. Martin, a member of the Company’s Board of Directors and Lead Independent Director, is an Operating Partner of The Stephens Group LLC, one of the Lenders under the Term Loan Agreement; and Douglas H. Martin, a member of the Company’s Board of Directors, is a Senior Executive Vice President of Stephens Inc., an affiliate of Stephens Investments Holdings LLC, one of the Lenders under the Term Loan Agreement. Each of Stephens Inc, and its affiliates, and The Stephens Group LLC, and its affiliates, are significant stockholders of the Company.

The foregoing descriptions of the Investment Agreement, the Certificate of Designation, the form of Voting Agreement, the FRG Investor Rights Agreement, the Registration Rights Agreement, the Revolving Credit Agreement Amendment, the Term Loan and the DDTL Amendment are a summary of the material terms of such agreements, do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as Exhibit 2.1, 3.1, 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On December 18, 2023, concurrent with entering into the Term Loan, the Company’s existing second-lien term loan and security agreement (the “Existing Term Loan”) with Pathlight Capital LP, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as lead arranger and sole bookrunner, and the financial institutions party thereto, was terminated. Prior to its termination, the Existing Term Loan was scheduled to mature on February 20, 2026.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 above relating to the Investment Agreement is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above relating to the Revolving Credit Agreement Amendment, the Term Loan and the DDTL Amendment is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Investment Agreement, the Company has issued (a) 656,847.95 shares of Preferred Stock to Newco BHF and (b) 343,152.05 shares of Preferred Stock to FVCM. The offer and sale of the shares of Preferred Stock through the Investment Agreement was made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof. The shares of Non-Voting Common Stock issuable upon conversion of shares of the Preferred Stock will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act. The information in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 18, 2023, the Board of Directors (the “Board”) of the Company appointed Norman L. Miller, previously the Interim President and Chief Executive Officer, to the position of President and Chief Executive Officer effective immediately. The general terms and conditions of Mr. Miller’s employment, including his compensation, have not been altered in connection with his appointment.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information in Item 1.01 under the heading “Certificate of Designation” above is incorporated into this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Investment Agreement, dated as of December 18, 2023, among Conn’s, Inc., Franchise Group Newco BHF, LLC, W.S. Badcock LLC, Freedom VCM Interco Holdings, Inc. and Franchise Group, Inc.

3.1	Certificate of Designations of Nonvoting Convertible Preferred Stock

4.1	Form of Warrant (included as Exhibit E in Exhibit 10.6)

10.1	Form of Voting Agreement, dated as of December 18, 2023

10.2	Investor Rights Agreement, dated as of December 18, 2023, among Conn’s, Inc., Franchise Group Newco BHF, LLC and Freedom VCM Interco Holdings, Inc.

10.3	Registration Rights Agreement, dated as of December 18, 2023, among Conn’s, Inc., Franchise Group Newco BHF, LLC and Freedom VCM Interco Holdings, Inc.

10.4*	Amendment No. 3 to Fifth Amended and Restated Loan and Security Agreement, dated as of December 18, 2023, among Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as lenders

10.5*	Term Loan and Security Agreement, dated as of December 18, 2023, among Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP, Conn Credit Corporation, Inc., and W.S. Badcock LLC, as borrowers, BRF Finance Co., LLC, as administrative agent and collateral agent, and the financial institutions party thereto, as lenders

10.6*	Amendment No. 1 to Delayed Draw Term Loan and Security Agreement, dated as of December 18, 2023, among Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, certain financial institutions, as lenders, and Stephens Investments Holdings LLC, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Conn’s, Inc.

Date: December 20, 2023	By:	/s/ Mark L. Prior
Senior Vice President, General Counsel & Secretary